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                                                                    EXHIBIT 99.1

Contact: Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060

                              FOR IMMEDIATE RELEASE

            HALSEY PHARMACEUTICALS ANNOUNCES COMPLETION OF FINANCING

ROCKFORD, IL, DECEMBER 23, 2002: Halsey Pharmaceuticals (OTC.BB-HDGC) today announced that it has completed a private offering of 5% convertible senior debentures in the aggregate principal amount of approximately $26,385,000. The lead investors in the offering were Essex Woodlands Health Ventures, Care Capital LLC and Galen Partners III. A portion of this financing represents the conversion of the Company's outstanding $15 million bridge loans and accrued interest thereon into the new Debentures. The terms of the offering provide for additional investors in an amount that would raise the total aggregate principal amount of the offering to $35,000,000.

The new Debentures, which mature at March 31, 2006, are convertible into shares of the Company's Common Stock at a price of $.34 per share and represent a fully-diluted ownership interest of approximately 36% of the Company.

The Company intends to use the funds to proceed with development of its proprietary opiate technology for use in the manufacture of controlled substance active pharmaceutical ingredients as well as finished dosage products for pain management.

As part of the offering, the Company recapitalized warrants to purchase 8,145,736 shares into 5,970,083 shares of the Company's Common Stock. As a result, the Company's outstanding shares of Common Stock increased to 21,035,323 shares. Additionally, the Company restructured the terms of its outstanding convertible debentures to extend the maturity date of such debentures from March 15, 2003 to March 31, 2006.

As a condition to the completion of the Debenture offering, the Company and Watson Pharmaceuticals amended the terms of the Watson Term Loan Agreement with the Company to (i) include in the principal amount of the Watson Term Loan the Company's outstanding payment obligation to Watson of approximately $4 million under a product supply agreement between the parties, and (ii) extend the maturity date of the Watson Term Loan from March 31, 2003 to March 31, 2006. In consideration for the amendments to the Watson Term Loan Agreement, the Company issued to Watson a common stock purchase warrant exercisable for 10,700,665 shares of the Company's Common Stock at an exercise price per share equal to the conversion price of the new Debentures.
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After giving effect to the issuance of the new Debentures, the Watson Warrant, the warrant recapitalization and the dilution protection provisions in the Company's outstanding debentures and warrants, the Company has outstanding securities convertible into an aggregate of approximately 201,390,000 shares of the Company's Common Stock.

Commenting, Michael Reicher, Chairman & CEO said, "We see tremendous opportunities in our areas of strategic focus concentrating on pain management and are delighted that Essex Woodlands Health Ventures and Care Capital LLC as well as Galen Partners have demonstrated confidence in our business model by making this investment".

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in innovative drug development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Pharmaceuticals are available at the Company's web site at WWW.HALSEYDRUG.COM.

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